Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

Jonathan D. Hill, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER 2025 EARNINGS

Highlights:

Net Income:	$10.6 million for Q3 2025, increased 28.3% over Q2 2025
Revenue:	$37.4 million for Q3 2025, increased 4.2% over Q2 2025
Total Assets:	$2.17 billion, increased 1.4% over December 31, 2024
Total Loans:	$1.93 billion, increased 4.9% over December 31, 2024
Total Deposits:	$1.75 billion, increased 7.5% over December 31, 2024

WASHINGTON TOWNSHIP, NJ, October 22, 2025 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three and nine months ended September 30, 2025.

Highlights for the three and nine months ended September 30, 2025:

•

Net income available to common shareholders was $10.6 million, or $0.90 per basic common share and $0.89 per diluted common share, for the three months ended September 30, 2025, an increase of $3.1 million, or 41.6%, compared to net income available to common shareholders of $7.5 million, or $0.63 per basic common share and $0.62 per diluted common share, for the three months ended September 30, 2024. The increase was primarily due to a $5.4 million increase in net interest income, partially offset by a $0.5 million increase in provision for credit losses, and a $0.8 million increase in non-interest expense.

•	Net interest income increased $5.4 million, or 37.0%, to $20.2 million for the three months ended September 30, 2025, compared to $14.7 million for the same period in 2024.

•

The Company recorded a provision for credit losses of $0.4 million for the three months ended September 30, 2025, compared to a recovery of provision for credit losses of $0.1 million for the same period in 2024.

•	Non-interest income decreased slightly by $0.05 million, or 5.6%, to $0.85 million for the three months ended September 30, 2025, compared to $0.9 million for the same period in 2024.

•	Non-interest expense increased $0.8 million, or 12.6%, to $7.2 million for the three months ended September 30, 2025, compared to $6.4 million for the same period in 2024.

•

Net income available to common shareholders was $26.7 million, or $2.26 per basic common share and $2.23 per diluted common share, for the nine months ended September 30, 2025, an increase of $6.6 million, or 32.7%, compared to net income available to common shareholders of $20.1 million, or $1.68 per basic common share and $1.66 per diluted common share, for the same period in 2024.  The increase is primarily due to an increase in net interest income of $11.6 million, partially offset by a $1.4 million increase in provision for credit losses, a $0.7 million decrease in non-interest income, and a $1.2 million increase in non-interest expense.

•	Net-interest income increased $11.6 million, or 26.8%, to $54.6 million for the nine months ended September 30, 2025, compared to $43.1 million for the same period in 2024.

•	The Company recorded a provision for credit losses of $1.9 million for the nine months ended September 30, 2025, compared to a provision for credit losses of $0.5 million for the same period in 2024.

•	Non-interest income decreased $0.7 million, or 21.4%, to $2.5 million for the nine months ended September 30, 2025, compared to $3.2 million for the same period in 2024.

•	Non-interest expense increased $1.2 million, or 6.5%, to $20.4 million for the nine months ended September 30, 2025, compared to $19.1 million for the same period in 2024.

The following is a recap of the significant items that impacted results of operations for the three and nine months ended September 30, 2025:

Interest income increased $4.4 million during the three months ended September 30, 2025 compared to the same period in 2024, primarily due to an increase in interest and fees on loans of $4.8 million, or 15.8%, to $34.9 million, resulting from higher market interest rates and higher average loan portfolio balances.  Interest earned on average deposits held at the Federal Reserve Bank ("FRB") decreased $0.3 million during the three months ended September 30, 2025, due to lower average balances on deposit.  For the nine months ended September 30, 2025, interest income increased $13.6 million from the same period in 2024, primarily due to an increase in interest and fees on loans of $12.2 million, or 14.0%, to $99.1 million, resulting from an increase in average outstanding loan balances, and higher market interest rates.  Interest earned on average deposits held at the FRB increased $1.4 million during the nine months ended September 30, 2025, due to higher average balances held on deposit.

Interest expense decreased $1.1 million, or 6.1%, to $16.3 million for the three months ended September 30, 2025, compared to the same period in 2024, primarily due to the payoff of the Company's $30.0 million, 6.5% subordinate notes during the three months ended September 30, 2025, and a $75.0 million decrease in advances from the Federal Home Loan Bank of New York ("FHLBNY"), partially offset by an increase in interest expense on deposits, due to an increase in the balance of interest-bearing deposits.  For the nine months ended September 30, 2025, interest expense increased $2.0 million, or 4.2%, to $50.7 million, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings.

The Company booked a provision for credit losses of $0.4 million for the three months ended September 30, 2025, compared to a recovery of provision for credit losses of $0.1 million for the same period in 2024. The increase in the provision for credit losses for the three months ended September 30, 2025, was primarily driven by an increase of $48.4 million in the construction loan portfolio and an increase of $15.6 million in the commercial non-owner occupied loan portfolio from June 30, 2025, partially offset by a decrease in the multi-family loan portfolio of $12.8 million, and a decrease in the loss rate for the residential - 1 to 4 family investment loan portfolio from June 30, 2025.  The provision for credit losses increased $1.4 million, or 255.0%, to $1.9 million, for the nine months ended September 30, 2025, compared to a provision for credit losses of $0.5 million for the same period in 2024.  The increase was primarily driven by an increase in the construction loan portfolio balance of $63.8 million, and an increase in the commercial non-owner occupied loan balance of $80.2 million, from the balance at December 31, 2024, partially offset by a decrease in the residential - 1 to 4 family investment loan portfolio balance of $28.0 million, and a decrease in the multi-family portfolio loan balance of $9.6 million.

Non-interest income decreased $0.05 million, or 5.6%, for the three months ended September 30, 2025, compared to the same period in 2024, primarily as a result of a decrease in loan fees, service fees on deposit accounts, and other income.  For the nine months ended September 30, 2025, non-interest income decreased $0.7 million, or 21.4%, to $2.5 million, compared to the same period in 2024.  The decrease was primarily driven by a decrease in other income of $0.4 million, a decrease in service fees on deposit accounts of $0.1 million, and a decrease in loan fees of $0.1 million.

Non-interest expense increased $0.8 million, or 12.6%, to $7.2 million for the three months ended September 30, 2025, compared to the same period in 2024.  The increase was primarily driven by an increase in compensation and benefits of $0.1 million, an increase in professional services expense of $0.2 million, and an increase in other operating expense of $0.3 million, partially offset by a decrease in other real estate owned ("OREO") expense of $0.1 million, compared to the same period in 2024.  For the nine months ended September 30, 2025, non-interest expense increased $1.2 million, or 6.5%, to $20.4 million, compared to the same period in 2024.  The increase in non-interest expense was primarily due to an increase in professional services of $0.6 million, an increase in compensation and benefits of $0.4 million, and an increase in data processing expense of $0.3 million, partially offset by a decrease in OREO expense of $0.5 million, compared to the nine months ended September 30, 2024.

Income tax expense increased $1.0 million for the three months ended September 30, 2025 compared to the same period in 2024.  For the nine months ended September 30, 2025, income tax expense increased $1.7 million, compared to the same period in 2024.  The effective tax rate for the three and nine months ended September 30, 2025 was 21.2% and 23.3%, respectively, compared to 20.1% and 24.3% for the same period in 2024.

September 30, 2025 discussion of financial condition

•

Total assets increased to $2.17 billion at September 30, 2025, from $2.14 billion at December 31, 2024, an increase of $29.9 million, or 1.4%, primarily due to an increase in net loans, partially offset by a decrease in cash and cash equivalents.

•

Cash and cash equivalents totaled $159.3 million at September 30, 2025, as compared to $221.5 million at December 31, 2024. The decrease in cash and cash equivalents was primarily due to an increase in loan balances, and a decrease in FHLBNY and subordinated debt borrowings, partially offset by an increase in deposits.

•

The investment securities portfolio decreased to $13.9 million at September 30, 2025, from $14.8 million at December 31, 2024, a decrease of $0.9 million, or 6.1%, primarily due to pay downs of securities, partially offset by the purchase of a corporate security for $0.5 million .

•	Gross loans increased $92.0 million or 4.9%, to $1.96 billion at September 30, 2025, compared to gross loans at December 31, 2024.

•

Nonperforming loans at September 30, 2025 increased to $12.4 million, or 0.63% of total loans, an increase of $0.6 million, or 5.5%, from $11.8 million of nonperforming loans at December 31, 2024. OREO at September 30, 2025 was $1.6 million, unchanged from December 31, 2024.  Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.64% and 0.62% of total assets at September 30, 2025 and December 31, 2024, respectively. Loans past due 30 to 89 days were $2.5 million at September 30, 2025, an increase of $1.1 million from December 31, 2024.

•

The allowance for credit losses was $33.9 million at September 30, 2025, as compared to $32.6 million at December 31, 2024. The ratio of the allowance for credit losses to total loans was 1.73% at September 30, 2025, and 1.74% at December 31, 2024. The ratio of allowance for credit losses to non-performing loans was 272.8% at September 30, 2025, compared to 276.5%, at December 31, 2024.

•

Total deposits were $1.75 billion at September 30, 2025, up from $1.63 billion at December 31, 2024, an increase of $121.5 million or 7.5%, compared to December 31, 2024. The increase in deposits was primarily driven by an increase in money market deposits of $273.3 million, partially offset by a decrease in time deposits of $135.2 million, a decrease in non-interest checking deposits of $8.8 million, and a decrease in savings deposits of $8.5 million.

•

Total borrowings decreased $104.9 million during the nine months ended September 30, 2025, to $83.4 million at September 30, 2025, from $188.3 million at December 31, 2024, primarily due to the repayment of $75.0 million of FHLBNY term borrowings, and the repayment of $30.0 million of subordinated debt.

•

Total equity increased to $314.8 million at September 30, 2025, up from $300.1 million at December 31, 2024, an increase of $14.8 million, or 4.9%, primarily due to the retention of earnings, partially offset by the payment of $6.4 million of cash dividends, and the repurchase of Company common stock of $6.5 million.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"The long-anticipated interest rate reduction by the Federal Reserve Board occurred with a 25-basis point reduction, although market volatility continues. There seems to be differences of opinion on the Federal Reserve Board, with some members thinking rates need further reduction, other members believe rates should remain unchanged, and there are also those who think rates may need to be increased due to inflation goals not being met. All of this uncertainty regarding interest rates is adding to the market volatility. Geopolitical challenges also contribute to the market volatility, with the Russia-Ukraine and Israel-Hamas wars continuing, although subsequent to September 30th a peace agreement was reached for the Isael-Hamas conflict. As of September 30th, the job market began to soften, a trend further intensified by the government shutdown that followed.  Unfortunately, there doesn’t seem to be a near-term solution to the government shutdown."

"Recently, the OCC and the Federal Reserve regulatory agencies have released statements reducing some of the regulatory pressure currently on community banks. Some issues addressed were Fair Lending examinations and restricting the parameters available to regulators for enforcement actions. These and other changes should provide community banks with the long-needed ability to better address their communities’ banking and neighborhood needs."

"It's being reported that the residential single-family market is cooling but stabilizing. Mortgage rates, although declining, are still higher than pre-pandemic rates, keeping some sellers out of the market with “rate lock”, an existing low-rate mortgage that they don’t want to give up. Higher inventory and homes being on the market longer should help buyers negotiate a better price in the market. Single family construction starts have slowed 6% to 7% year over year. The residential rental market has been reported as stable in the Philadelphia Metro area."

"Parke Bank experienced positive financial results in the 3rd quarter of 2025 with Net Income growing 41.6% to $10.6 million, compared to the three months ended September 30, 2024. That is an increase of $3.1 million. Net Income to our common shareholders for the nine months ended September 30, 2025 grew 32.7% over the nine months ended September 30, 2024, to $26.7 million. The growth of our Net Income was supported by increased interest income due to the continued growth of our loan portfolio, in addition to continued tight control of our expenses with an improved Efficiency Ratio of 35.68% as of September 30, 2025, compared to 41.37% as of September 30, 2024."

"Parke Bank increased loan generation during the nine months ended September 30, 2025, increasing the outstanding loan balance by $92.0 million, after principal payments and loan payoffs. The outstanding loan balance as of September 30, 2025, was $1.96 billion. New loan generation during the nine months ended September 30, 2025, was $144 million. This growth was partially supported by an increase in loan demand and adding lending staff to our company."

"Asset Quality continues to be a top priority as we maintain a 1.73% provision for credit losses as of September 30, 2025, slightly less than 1.74% as of December 31, 2024. Our non-performing loans as of September 30, 2025, increased to $12.4 million, up from $11.8 million as of December 31, 2024."

"Parke Bank continues to be in a good position to manage the continued volatile market, which includes the complications caused by the government shutdown. I have been in banking for a long time and I can’t remember a time when either the economy was in a slowdown or recession, and if not, there were warnings of a slowdown. We always need to be prepared for these challenges with strong equity of $314.8 million, up from $300.1 million as of December 31, 2024, strong liquidity, loan growth and continued tight control of our expenses. We have repaid $30.0 million in subordinated debt, further strengthening our balance sheet and reducing our interest expense. We always look for new opportunities in the market, while operating a safe and sound financial institution."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to continue the financial strength and growth of our loan portfolio; our ability to continue to increase shareholders’ equity, maintain strong loan underwriting and allowance for credit losses; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned navigate the challenging economic volatility; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2025	2024
	(Dollars in thousands)
Assets
Cash and cash equivalents	$159,313	$221,527
Investment securities	13,859	14,760
Loans, net of unearned income	1,960,153	1,868,153
Less: Allowance for credit losses	(33,904)	(32,573)
Net loans	1,926,249	1,835,581
Premises and equipment, net	5,573	5,316
Bank owned life insurance (BOLI)	32,947	29,070
Other assets	34,193	35,983
Total assets	$2,172,134	$2,142,236

Liabilities and Equity

Non-interest bearing deposits	$184,771	$184,037
Interest bearing deposits	1,567,810	1,447,013
FHLBNY borrowings	70,000	145,000
Subordinated debentures	13,403	43,300
Other liabilities	21,313	22,813
Total liabilities	1,857,297	1,842,163

Total shareholders’ equity	314,837	300,073

Total liabilities and equity	$2,172,134	$2,142,236

Table 2: Consolidated Income Statements (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Income Statement

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Interest income:
Interest and fees on loans	$34,910	$30,161	$99,142	$86,976
Interest and dividends on investments	218	265	738	761
Interest on deposits with banks	1,381	1,696	5,499	4,050
Total interest income	36,509	32,122	105,379	91,787
Interest expense:
Interest on deposits	15,385	14,983	45,698	42,123
Interest on borrowings	960	2,416	5,039	6,575
Total interest expense	16,345	17,399	50,737	48,698
Net interest income	20,164	14,723	54,642	43,089
Provision for (recovery of) credit losses	364	(141)	1,938	546
Net interest income after provision for (recovery of) credit losses	19,800	14,864	52,704	42,543
Non-interest income
Service fees on deposit accounts	305	321	925	1,059
Gain on sale of SBA loans	—	(3)	—	23
Other loan fees	188	217	510	619
Bank owned life insurance income	173	166	507	488
Other	184	200	546	975
Total non-interest income	850	901	2,488	3,164
Non-interest expense
Compensation and benefits	3,318	3,178	9,873	9,466
Professional services	890	645	2,255	1,641
Occupancy and equipment	688	630	2,052	1,943
Data processing	429	348	1,274	978
FDIC insurance and other assessments	356	319	1,090	973
OREO expense	92	187	319	776
Other operating expense	1,391	1,058	3,520	3,358
Total non-interest expense	7,164	6,365	20,383	19,135
Income before income tax expense	13,486	9,400	34,809	26,572
Income tax expense	2,856	1,892	8,118	6,458
Net income attributable to Company	10,630	7,508	26,691	20,114
Less: Preferred stock dividend	(5)	(5)	(15)	(16)
Net income available to common shareholders	$10,625	$7,503	$26,676	$20,098
Earnings per common share
Basic	$0.90	$0.63	$2.26	$1.68
Diluted	$0.89	$0.62	$2.23	$1.66
Weighted average common shares outstanding
Basic	11,773,473	11,959,546	11,816,577	11,960,173
Diluted	11,958,108	12,153,393	11,989,947	12,134,828

Table 3: Operating Ratios (unaudited)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Return on average assets	1.99%	1.49%	1.68%	1.37%
Return on average common equity	13.40%	10.08%	11.51%	9.20%
Interest rate spread	2.89%	1.88%	2.54%	1.91%
Net interest margin	3.83%	2.97%	3.49%	2.99%
Efficiency ratio*	34.09%	40.74%	35.68%	41.37%

*          Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data (unaudited)

	September 30,	December 31,
	2025	2024
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$ $ 33,903	$32,573
Allowance for credit losses to total loans	1.73%	1.74%
Allowance for credit losses to non-accrual loans	272.80%	276.46%
Non-accrual loans	$12,430	$11,782
OREO	$1,562	$1,562